Exhibit 23

CONSENT OF INDEPENDENT AUDITORS

Securities and Exchange Commission

Washington, D.C.

We hereby consent to the inclusion in this amended Annual Report on Form 10-K/A of our report dated February 26, 2003, on the consolidated balance sheets of Logan County BancShares, Inc. and subsidiary as of December 31, 2002 and 2001, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2002.  Said report appears in Part II, Item 8 of this Form 10-K/A.

/s/ McNEAL WILLIAMSON & CO.

Logan, West Virginia
March 29, 2005